Exhibit 99.1

Contact:	FOR IMMEDIATE RELEASE
J. Cameron Drecoll
630-637-0315
Cam.Drecoll@broadwindenergy.com

Reiland Appointed to Broadwind Energy Board of Directors

Magnetek President, CEO Will Enhance Governance, Renewable Energy Expertise

Naperville, Ill. (April 14, 2008) – Broadwind Energy, Inc. (OTC:BWEN) has appointed David P. Reiland, chief executive officer and president of Magnetek, Inc. (NYSE: MAG), to its Board of Directors. Reiland will replace Raymond L. Brickner III, who today announced his resignation from the Board.

The Board changes will become effective immediately following Broadwind’s filing of a Form 10-KSB, for the year that ended Dec. 31, 2007, with the Securities and Exchange Commission.

“Dave Reiland is a well-respected CEO with extensive corporate governance expertise and experience serving the renewable energy industry,” said James Lindstrom, Chair of the Broadwind Energy Board. “He will provide invaluable guidance and insight that will help Broadwind achieve our expansion plans in renewable energy and related industries.”

Founded in 1984 and headquartered in Menomonee Falls, Wis., in the Greater Milwaukee area, Magnetek specializes in the development, manufacture and marketing of digital power and motion control systems for material handling, people moving, renewable energy and mining applications. The company’s power control systems serve the needs of selected niches of traditional and emerging commercial markets that are becoming increasingly dependent on “smart” power.

Reiland became Magnetek’s president and CEO in October 2006. He has held numerous high-level positions since joining the company in 1986, including executive vice president, chief financial officer, controller and vice president of finance. Prior to joining Magnetek, Reiland was an audit manager with Arthur Andersen & Co. He is a certified public accountant who also holds an undergraduate degree in financial management from California State University, Long Beach, and an MBA from the University of Southern California.

Broadwind CEO J. Cameron Drecoll thanked Brickner for his leadership and service to the Board. “Ray’s vision has been instrumental in the early stages of this company’s formation,” he said. “No doubt his operational innovation will continue to contribute to Broadwind’s planned expansions.”

About Broadwind Energy, Inc.

Broadwind Energy, Inc. (BWEN-OTC), Naperville, Ill., owns, supports and strategically positions companies that manufacture, install and maintain components for energy and infrastructure-related industries with a primary emphasis on the wind energy sector. The company’s operational platforms include wind tower manufacturing, other heavy steel manufacturing, service and construction and precision gear manufacturing. Its platform companies currently include Brad Foote Gear Works, Inc., a precision gearing systems manufacturer in Cicero, Ill.; Energy Maintenance Service (EMS), a wind energy operation and maintenance service provider in Gary, S.D.; RBA Inc., a heavy weld and machining fabricator in Manitowoc, Wis.; and Tower Tech Systems, Inc., a wind tower manufacturer in Manitowoc, Wis. Broadwind and its platform companies employ approximately 800 people across the United States. For more information, visit www.broadwindenergy.com.

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